June 7, 1996


Mr. Robert Taylor ("Employee")
519 1/2 Narcissus Avenue
Corona del Mar, CA  92625


         I am pleased to confirm our discussion with you concerning your potential employment by Datatech and Eltrax Systems, Inc. (the "Company").

         1. Employment. Subject to the terms and conditions described in this agreement, the Company agrees to employ you as the Vice President of Finance and Administration of Datatech, and you accept this employment.

         2. Duties. You agree to spend substantially all of your business hours on the Company's business. You will diligently perform the duties of your position, within guidelines to be determined by the Company's executive officers. You will report to Mack V. Traynor and Howard B. Norton, unless otherwise advised, who will be responsible for evaluating your job performance in accordance with the Company's annual performance review process. While you are employed by the Company, you will not engage in any business activity or outside employment that might conflict with the Company's interests or adversely affect the performance of your duties for the Company.

         3. Term. This agreement is effective on June 7, 1996 and will terminate on June 30, 1997, unless earlier terminated pursuant to Section 5 of this agreement (the "Base Term"). The Company's obligations to make any payments to you under Section 5(c) and your obligations under Sections 7 and 8 will continue beyond the termination of this agreement.

         4. Compensation.

                  a. Base Salary. The Company agrees to pay you an annual base salary of Fifty-Thousand Dollars($50,000) in accordance with the Company's standard payroll practices ("Base Salary").

                  b. Performance Bonus. The Company and you agree that you will be eligible for a year end performance bonus (the "Performance Bonus"), which will be equal to one-half of each dollar less than $50,000 that the Company incurs as the actual final cost incurred by the Company to have Datatech's portion of the consolidated 1997 audited financial statements of Eltrax prepared and finalized in accordance with generally accepted accounting procedures consistently applied, and as required by the rules promulgated by the Securities and Exchange Commission. This bonus will be paid by July 15, 1997.

                  c. Benefits. In addition to other compensation to be paid under this Section 4, you will be entitled to participate in all benefit plans available to all full-time, eligible employees currently maintained or hereafter established by the Company generally for a Company employee at your same level, in accordance with the terms and conditions of such plans. A list of all benefit plans currently maintained by the Company is attached as Exhibit A to this agreement. Additionally, you will be eligible for four (4) weeks of paid vacation to be taken during the term of this agreement. Any unused portion will be paid to you in July, 1997.



Mr. Robert Taylor
June 7, 1996
Page 2

                  d. Reimbursement of Business Expenses. In addition to payment of compensation under this Section 4, the Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company, provided that you properly account to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service promulgated under the Internal Revenue Code of 1986, as amended, and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

                  e. Year-End Discretionary Bonus. The Company's Board of Directors will consider, in its sole discretion, paying you a bonus based on the overall performance of your duties and the results of operations of the Company. Such bonus determination will be made during the first fiscal quarter following completion of the Company's fiscal year, and will be paid by June 30, 1997 if you are still employed by the Company on such date or if terminated without cause by the Company pursuant to paragraph 5(c).

                  f. Option Plan. On the effective date of this agreement, you will be granted qualified incentive stock options to purchase 30,000 shares of Eltrax Common Stock under the Company's 1995 Stock Incentive Plan with vesting to occur on June 30, 1997, unless this agreement is terminated for cause, pursuant to section 5(b).

         5. Termination.

                  a. Early Termination. Subject to the respective continuing obligations of the parties pursuant to Sections 6 and 7, this Section sets forth the terms for early termination of this agreement.

                  b. Termination for Cause. The Company may terminate this agreement and your employment immediately for cause. For this purpose, "cause" means (1) fraud, (2) theft or embezzlement of the Company's assets, (3) willful violation of law constituting a felony, (4) your continued failure to satisfactorily perform your duties as reasonably assigned to you pursuant to Section 2 for a period of 60 days after a written demand for such satisfactory performance, which written demand specifically identifies the manner in which it is alleged you have not satisfactorily performed such duties, (5) violation of the standards of conduct generally applicable to the Company's employees as described in the employee manual, as it may be amended from time to time, for which the sanction of dismissal is, in accordance with the Company's personnel practices, appropriate. At any time during the 60 day "cure" period described in clause (4) above, at your request the responsible Company executive


Mr. Robert Taylor
June 7, 1996
Page 3



         officer will meet in person to discuss the alleged performance deficiencies. In the event of termination for cause pursuant to this Section 5(b), you will be paid at the usual rate your annual Base Salary through the date of termination specified in any notice of termination and any amounts to which you are entitled under any Company benefit plan in accordance with the terms of such plan.


                  c. Termination Without Cause. Either you or the Company may terminate this agreement and your employment without cause on thirty
         (30) days' written notice. In the event of termination of this agreement and of employment pursuant to this Section 5(c), compensation will be paid as follows:

                           (1) if the termination is by you without good reason
                  pursuant to Section 5(d), you will be paid at the usual rate of your annual Base Salary through the date of termination specified in such notice (but not to exceed thirty (30) days from the date of such notice);

                           (2) if the termination is by the Company, you will be
                  paid at the usual rate of your annual Base Salary through the end of the term of this agreement and options will vest prorata based upon the time spent as an Employee.

                  d. Termination In The Event of Death or Disability. This agreement and your employment will terminate in the event of your death or disability.

                           (1) In the event of your death, Base Salary will be
                  terminated as of the end of the month in which death occurs.

                           (2) In the event of Disability, Base Salary will be
                  terminated as of the end of the month in which the last day of the six-month period of your inability to perform your duties occurs.

                  e. Entire Termination Payment. The compensation provided for in Sections 5(b), 5(c) and 5(d) for early termination of this agreement will constitute your sole remedy for such termination. You will not be entitled to any other termination or severance payment which might otherwise be payable to you under any other agreement between you and the Company or under any policy of the Company. This Section will not have any effect on distributions to which you may be entitled at termination from any tax-qualified plan or any other plan (other than a severance payment or similar plan).

                  f. Required Resignations Upon of Early Termination or Expiration. You agree that upon any termination of your employment with the Company or expiration of this employment agreement, such termination or expiration under this Agreement will automatically and without further action be deemed to constitute your simultaneous resignation from all director, officer, trustee, agent and any other positions within the Company, all of its affiliates (including but not limited to any entity that is a shareholder of the Company and any subsidiaries and any parent of the Company), the Company's employee benefit plans, trusts and foundations (charitable or otherwise) or any other similar position associated with the Company. Simultaneously upon such termination of employment or expiration of this employment agreement, you agree to execute and deliver to the Company any and all documents, agreements, certificates, letters or other written instruments confirming all such resignations.


Mr. Robert Taylor
June 7, 1996
Page 4



         6. Inventions.

                  a. You agree that all Inventions (as defined below) you make, conceive, reduce to practice or author (either alone or with others) during or within one year after the term of this agreement will be the Company's sole and exclusive property. You will, with respect to any such Invention: (1) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises while you are employed by the Company; (2) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (3) assign (and you do hereby assign) to the Company all of your rights to the Invention, any applications you make for patents or copyrights in any country, and any patents or copyrights granted to you in any country; and (4) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

                  b. "Inventions," as used in this Section, means any discoveries, improvements, creations, ideas and inventions, including without limitation software and artistic and literary works (whether or not they are described in writing or reduced to practice) or other works of authorship (whether or not they can be patented or copyrighted) that: (1) relate directly to the Company's business or the Company's present or possible future research or development; (2) result from any work you perform for the Company; (3) use the Company's equipment, supplies, facilities or trade secret information; or (4) you develop during any time that Section 2 above obligates you to perform your employment duties.

                  The requirements of this Section do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and which neither (1) relates directly to the Company's business or to the Company's actual or demonstrably anticipated research or development, nor (2) results from any work you performed for the Company. Except as previously disclosed to the Company in writing, you do not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by you prior to your employment by the Company.


Mr. Robert Taylor
June 7, 1996
Page 5



         7. Proprietary Information.

                  a. Except as required in your duties to the Company, you will never, either during or after your employment by the Company, use or disclose Proprietary Information to any person not authorized by the Company to receive it. When your employment with the Company ends, you will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Proprietary Information, including all copies, reproductions and specimens of the Proprietary Information in your possession, regardless of who prepared them.


                  b. "Proprietary Information," as used in this Section 7, means any nonpublic information concerning the Company, including information relating to the Company's research, product development, engineering, purchasing, product costs, accounting, leasing, servicing, manufacturing, sales, marketing, administration and finances. This information includes, without limitation: (1) trade secret information about the Company and its products; (2) "Inventions," as defined in
         Section 6(b); (3) information concerning any of the Company's past, current or possible future products. Proprietary Information or confidential information also includes any information which is not generally disclosed and which is useful or helpful to the Company and/or which would be useful or helpful to competitors. More specific examples include financial data, sales figures for individual projects or groups of projects, planned new projects or planned advertising programs, areas where the Company intends to expand, lists of suppliers, lists of customers, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company, testing data, manufacturing methods, suppliers' prices to us, or any plans we may have for improving any of our products. This information is confidential or Proprietary Information regardless of its form, e.g. oral, written, electronic or other, and whether or not it is labeled as "proprietary" or "confidential." The Company's Proprietary Information or confidential information includes our information and that of our affiliates and third parties concerning or relating to us.

                  Any information that you reasonably consider Proprietary Information, or that the Company treats as confidential information, will be presumed to be Proprietary Information (whether you or others originated it and regardless of how you obtained it).

         8. Miscellaneous.

                  a. No Adequate Remedy. You understand that if you fail to fulfill your obligations under this agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, you hereby consent to the specific enforcement of this agreement by the Company through an injunction or restraining order issued by an appropriate court.



Mr. Robert Taylor
June 7, 1996
Page 6

                  b. Governing Law. The laws of Minnesota will govern the validity, construction, and performance of this agreement. Any legal proceeding related to this agreement will be brought in an appropriate Minnesota court, and both the Company and you hereby consent to the exclusive jurisdiction of that court for this purpose.

                  c. Construction. Wherever possible, each provision of this agreement will be interpreted so that it is valid under the applicable law. If any provision of this agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid under the applicable law. The remainder of this agreement also will continue to be valid, and the entire agreement will continue to be valid in other jurisdictions.

                  d. Waivers. No failure or delay by either the Company or you in exercising any right or remedy under this agreement will waive any provision of the agreement. Nor will any single or partial exercise by either the Company or you of any right or remedy under this agreement preclude either the Company or you from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

                  e. Entire Agreement. This agreement is the entire agreement between the parties and replaces all other oral negotiations, commitments, writings and understandings between the parties concerning the matters in this agreement. You acknowledge that you have been advised to seek legal counsel to review this agreement with you before you sign it.

                  f. Successors and Assigns. Except as otherwise provided in
         Section 9, this agreement will be binding upon and inure to the benefit of the successors and assigns of the Company whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign will absolutely and unconditionally assume all of the Company's obligations under this Agreement. Company may assign this agreement to any of its subsidiaries or affiliates without your prior written consent.

                  g. Notices. All notices, requests and demands given to or made pursuant hereto will, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

                           (1)      In the case of the Company will be:

                                    Eltrax Systems, Inc.
                                    Rush Lake Business Park
                                    1775 Old Highway 8
                                    Attention:  Mack V. Traynor



Mr. Robert Taylor
June 7, 1996
Page 7


                           (2)      In the case of employee will be:

                                    Mr. Robert Taylor


                  Any party may, by notice to the other party, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, will be deemed dispatched on the registered date or that date stamped on the certified mail receipt, and will be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

                  h. Captions. The various headings or captions in this agreement are for convenience only and will not affect the meaning or interpretation of this agreement.

         Would you please confirm that this agreement is in accordance with your understanding and that you have received a copy of this letter by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,                       Agreed to and confirmed
                                        as of June 7, 1996


ELTRAX SYSTEMS, INC.


By /s/ Mack V. Traynor, III
  Its: President



                                                            /s/ Robert Taylor
                                                                Robert Taylor


                                                                       Exhibit A
Mr. Robert Taylor
June 7, 1996
Page 8



                              ELTRAX SYSTEMS, INC.
                                  BENEFIT PLANS

See attached for description of:

1.       Eltrax Systems, Inc. Savings & Retirement Plan

2.       Group Insurance Summary and enrollment instructions